                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                                (AMENDMENT NO.       )*
                                              -------

                                  GENVEC, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    37246C109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 / /   Rule 13d-1(b)
 / /   Rule 13d-1(c)
 /X/   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 37246C109                   13G                     PAGE 2 OF 14 PAGES

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Highland Capital Partners IV Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                        (a)   / /
                                                        (b)   / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 1,800,000
         EACH             ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,800,000
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,800,000
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

        / /
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.1%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP NO. 37246C109                   13G                     PAGE 3 OF 14 PAGES


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Highland Management Partners IV LLC
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                        (a)   / /
                                                        (b)   / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 1,800,000
         EACH             ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,800,000
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,800,000
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

        / /
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.1%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
--------------------------------------------------------------------------------

CUSIP NO. 37246C109                   13G                     PAGE 4 OF 14 PAGES


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert F. Higgins
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                        (a)   / /
                                                        (b)   / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 1,875,000
         EACH             ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,875,000
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,875,000
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

        / /
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.5%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

CUSIP NO. 37246C109                   13G                     PAGE 5 OF 14 PAGES


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Paul A. Maeder
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                        (a)   / /
                                                        (b)   / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 1,875,000
         EACH             ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,875,000
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,875,000
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

        / /
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.5%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

CUSIP NO. 37246C109                   13G                     PAGE 6 OF 14 PAGES


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Daniel J. Nova
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                        (a)   / /
                                                        (b)   / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 1,875,000
         EACH             ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,875,000
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,875,000
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

        / /
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.5%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

CUSIP NO. 37246C109                   13G                     PAGE 7 OF 14 PAGES


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Keith E. Benjamin
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                        (a)   / /
                                                        (b)   / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 1,875,000
         EACH             ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,875,000
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,875,000
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

        / /
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.5%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

CUSIP NO. 37246C109                   13G                     PAGE 8 OF 14 PAGES


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Wycliffe K. Grousbeck
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                        (a)   / /
                                                        (b)   / /
--------------------------------------------------------------------------------
  3     SEC USE ONLY
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
       NUMBER OF          ------------------------------------------------------
        SHARES             6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 1,875,000
         EACH             ------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,875,000
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,875,000
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

        / /
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.5%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
--------------------------------------------------------------------------------

CUSIP NO. 37246C109                   13G                     PAGE 9 OF 14 PAGES

Item 1(a).   NAME OF ISSUER:
             GenVec, Inc. (the "Company")

Item 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             65 West Watkins Mill Road,
             Gaithersburg, Maryland  20878

ITEM 2(a)                                       ITEM 2(b)                                 ITEM 2(c)
---------                                       ---------                                 ---------

                                                                                    CITIZENSHIP OR PLACE
NAME OF PERSON FILING                           ADDRESS                                OF ORGANIZATION
---------------------                           -------                                ---------------
Highland Capital Partners IV Limited            Two International Place                   Delaware
    Partnership ("Highland Capital"), a         Boston, MA 02110
    Delaware limited partnership

Highland Management Partners IV LLC             Two International Place                   Delaware
   ("Highland Management"),                     Boston, MA 02110
   a Delaware limited liability company
   and the sole general partner of
   Highland Capital

Robert F. Higgins, Paul A. Maeder, Daniel J.    Two International Place                 United States
    Nova, Keith E. Benjamin and Wycliffe K.     Boston, MA 02110
    Grousbeck, the managing members of
    Highland Management (the "Investing
    Managing Members")

Item 2(d).   TITLE OF CLASS OF SECURITIES:
             Common Stock, par value $0.01 per share.

Item 2(e).   CUSIP NUMBER:
             37246C109

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

             Not applicable.

Item 4.      OWNERSHIP.

             (a)   Amount Beneficially Owned:

CUSIP NO. 37246C109                   13G                    PAGE 10 OF 14 PAGES

                   Highland Capital is the record owner of and beneficially owns 1,800,000 shares (the "Shares") of Common Stock. Highland Capital has the power to vote or direct the disposition of all of the Shares. Such power is exercised through Highland Management as the sole general partner of Highland Capital. Highland Management, as the general partner of Highland Capital, may be deemed to own the Shares beneficially. The Investing Managing Members have the power over all investment decisions of Highland Management and therefore may be deemed to share beneficial ownership of the Shares by virtue of their status as controlling persons of Highland Management. In addition, Highland Entrepreneurs' Fund IV Limited Partnership ("HEF") is the record owner of and beneficially owns 75,000 shares (the "HEF Shares") of Common Stock. HEF has the power to vote or direct the disposition of all of the HEF Shares. Such power is exercised through Highland Entrepreneurs' Fund IV LLC (the "LLC") as the sole general partner of HEF. The LLC, as the general partner of HEF, may be deemed to own the HEF Shares beneficially. The Investing Managing Members have the power over all investment decisions of the LLC and therefore may be deemed to share beneficial ownership of the HEF Shares by virtue of their status as controlling persons of the LLC. Highland Management disclaims beneficial ownership of the Shares and each of the Investing Managing Members disclaims beneficial ownership of the Shares and the HEF Shares.

             (b)   Percent of Class:

                   Each of Highland Capital and Highland Management may be deemed to own beneficially 10.1% of the outstanding Common Stock. Each of the Investing Managing Members may be deemed to own beneficially 10.5% of the outstanding Common Stock. The foregoing percentage is based on the 17,899,494 shares of Common Stock reported to be outstanding as of December 12, 2000 in the Company's Form of Prospectus filed pursuant to Rule 424(b)(1) filed on such date.

             (c)   Number of shares as to which such person has:

                  (i) Each of Highland Capital, Highland Management and the Investing Managing Members has sole power to vote or direct the vote of -0- shares.

                  (ii) Highland Capital, Highland Management and each of the Investing Managing Members have shared power to vote or to direct the vote of 1,800,000 shares. In addition, each of the Investing Managing Members have shared power to vote or to direct the vote of an additional 75,000 shares, for an aggregate number of 1,875,000 shares.

                  (iii) Each of Highland Capital, Highland Management and the Investing Managing Members has sole power to dispose or to direct the disposition of -0- shares.

                  (iv) Highland Capital, Highland Management and each of the Investing Managing Members have shared power to dispose or to direct the disposition of 1,800,000 shares. In addition, each of the Investing Managing Members have shared power to dispose or to direct the disposition of an additional 75,000 shares, for an aggregate number of 1,875,000 shares.

Item 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable.

CUSIP NO. 37246C109                   13G                    PAGE 11 OF 14 PAGES

Item 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable.

Item 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Highland Capital, Highland Management, and each of the Investing Managing Members expressly disclaim membership in a "group" as defined in Rule 13d - 1(b)(1)(ii)(J).

Item 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.

Item 10.     CERTIFICATION.

             Not applicable.

CUSIP NO. 37246C109                   13G                    PAGE 12 OF 14 PAGES

                                    SIGNATURE

       After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 5, 2001


HIGHLAND CAPITAL PARTNERS IV
  LIMITED PARTNERSHIP

By: Highland Management
      Partners IV LLC, Its General Partner

      By:  /S/ ROBERT F. HIGGINS
           ------------------------
           Managing Member

HIGHLAND MANAGEMENT PARTNERS IV LLC


By:   /S/ ROBERT F. HIGGINS
      ------------------------
      Managing Member


      /S/ ROBERT F. HIGGINS
      ------------------------
      Robert F. Higgins


      /S/ PAUL A. MAEDER
      ------------------------
      Paul A. Maeder


      /S/ DANIEL J. NOVA
      ------------------------
      Daniel J. Nova


      /S/ KEITH E. BENJAMIN
      ------------------------
      Keith E. Benjamin


      /S/ WYCLIFFE K. GROUSBECK
      ------------------------
      Wycliffe K. Grousbeck

CUSIP NO. 37246C109                   13G                    PAGE 13 OF 14 PAGES


                                  Exhibit Index


EXHIBIT NO.                     DESCRIPTION                           PAGE NO.
-----------                     -----------                           --------

    1                    Agreement of Joint Filing                       14

CUSIP NO. 37246C109                   13G                    PAGE 14 OF 14 PAGES

                                                                       EXHIBIT 1

                            AGREEMENT OF JOINT FILING

       Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed on behalf of all of the undersigned with respect to the ownership of shares of Common Stock of GenVec, Inc.

       This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

       EXECUTED as a sealed instrument this 5th day of February, 2001.

HIGHLAND CAPITAL PARTNERS IV
  LIMITED PARTNERSHIP

By: Highland Management
      Partners IV LLC, Its General Partner

      By:  /S/ ROBERT F. HIGGINS
           ------------------------
           Managing Member

HIGHLAND MANAGEMENT PARTNERS IV LLC


By:   /S/ ROBERT F. HIGGINS
      ------------------------
      Managing Member


      /S/ ROBERT F. HIGGINS
      ------------------------
      Robert F. Higgins


      /S/ PAUL A. MAEDER
      ------------------------
      Paul A. Maeder


      /S/ DANIEL J. NOVA
      ------------------------
      Daniel J. Nova


      /S/ KEITH E. BENJAMIN
      ------------------------
      Keith E. Benjamin


      /S/ WYCLIFFE K. GROUSBECK
      ------------------------
      Wycliffe K. Grousbeck